EXHIBIT 10.9
RESTRICTED SHARE AWARD AGREEMENT
THIS AGREEMENT made as of
BETWEEN:
ONCOLYTICS BIOTECH INC., a Company amalgamated under the laws of the Province of Alberta (hereinafter called the “Company”)
OF THE FIRST PART
- and -
(hereinafter called the “Participant”)
OF THE SECOND PART
WHEREAS the Company is authorized to issue an unlimited number of common shares (“Common Shares”);
AND WHEREAS the Company may grant restricted share awards (“RSAs”) to directors, officers, employees and consultants of the Company or its subsidiaries under its Incentive Share Award Plan (the “Plan”);
AND WHEREAS the Participant is a director, officer, employee or consultant of the Company or one of its subsidiaries;
AND WHEREAS the Company deems it advisable to grant RSAs to the Participant;
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of $1.00 dollar now paid by the Participant to the Company (the receipt and sufficiency whereof is hereby acknowledged by the Company), it is agreed by and between the parties hereto as follows:
1.The Company hereby grants to the Participant, subject to the terms and conditions hereinafter set out, ___ RSAs, which RSAs shall, subject to the further terms and conditions hereinafter set out and the provisions contained in the Plan have the following additional terms:
Grant ID:
Grant Date:
Vesting Period:

2.Upon vesting of the RSAs and subject to the provisions of Section 7 of the Plan respecting taxes and withholdings, the Company shall as soon as practicable and in any event within the time period set forth in Section 5(d) of the Plan issue to the Participant the Common Shares to which the Participant is entitled pursuant to subsections 5(b)(ii) of the Plan.

3.The Participant hereby acknowledges receipt of a copy of the Plan.
4.The RSAs granted hereunder are subject to the terms and conditions set forth in the Plan, as such may be amended from time to time by the board of directors (“Board”) of the Company, and such terms and conditions are incorporated into, and form part of, this Agreement. In the event of an inconsistency between the Plan and this agreement, the terms of the Plan shall prevail.
5.Nothing herein confers upon the Participant any right with respect to the continuation of employment by, or other position or relationship with, the Company or any of its subsidiaries, nor does it interfere with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or other position or relationship with the Company or any of its subsidiaries.
6.All decisions and interpretations of the Board respecting the RSAs and the Plan shall be conclusive and binding on the Company and the Participant and his or her legal personal representatives.
7.Time shall be of the essence of this agreement.
8.This agreement shall ensure to the benefit of and be binding upon the Company, its successors and assigns, and the Participant and its legal personal representatives.
9.This agreement and the RSAs shall not be assignable by the Participant or his or her legal personal representative.
IN WITNESS WHEREOF this agreement has been executed by the parties hereto effective as of the day and year first above written.
ONCOLYTICS BIOTECH INC.

By:
Name:
Title:
PARTICIPANT

Name:
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